Exhibit 10.37

DYNAVAX TECHNOLOGIES CORPORATION

MANAGEMENT CONTINUITY AND SEVERANCE AGREEMENT

Amended October 3, 2008

This Management Continuity and Severance Agreement (the “Agreement”) is dated as of October 15, 2003, by and between Dino Dina, President and Chief Executive Officer, Dynavax Technologies Corporation (“Employee”), and Dynavax Technologies Corporation, a Delaware corporation (the “Company” or “Dynavax”).

RECITALS

A. It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.

B. The Company’s Board of Directors believes it is in the best interests of the Company to retain Employee and provide incentives to Employee to continue in the service of the Company.

C. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a Change of Control and, under certain circumstances, upon termination of Employee’s employment in connection with a Change of Control and independent of a Change of Control, which benefits are intended to provide Employee with encouragement to Employee to remain with the Company, notwithstanding the possibility of a Change of Control or an employment termination.

D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

Now therefore, in consideration of the mutual promises, covenants, and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the earlier of: (i) the date on which Employee ceases to be employed by the Company, other than as a result of an Involuntary Termination by the Company without Cause; or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. The rights and duties created by this Section 1 may not be modified in any way except by a written agreement executed by the Chief Executive Officer (“CEO”) of the Company upon direction from the Board of Directors, or by the Chairman of the Board in the case of the CEO.

2. Benefits upon Termination of Employment.

(a) Termination for Cause. If Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for all salary as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(b) Voluntary Resignation. If Employee voluntarily resigns from the Company (the Employee’s employment does not end by reason of Involuntary Termination), then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for all salary as of the date of Employee’s termination of employment and Employee’s benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

(c) Involuntary Termination. If Employee’s employment is terminated in an Involuntary Termination except following a Change of Control, then Employee shall be entitled to: (1) a lump-sum cash severance payment equal to twelve (12) months of Employee’s then current annual base salary (less appropriate withholding deductions); (2) twelve (12) months of COBRA Continuation paid by the Company if COBRA Continuation is elected; (3) an additional twelve (12) months vesting of Employee’s stock options to purchase the Company’s Common Stock; and (4) pursuant to the Dynavax Technologies Corporation 2004 Stock Incentive Plan, ninety (90) days to exercise vested options.

(d) Termination for Death or Disability. If Employee’s employment terminates due to Employee’s death, then Employee’s beneficiary will receive any salary earned (less appropriate withholding deductions) through the date of termination of employment. If Employee’s employment terminates due to becoming disabled, all salaries due to Employee will be paid through the date of inception of Employee’s disability.

In the event of termination for either death or disability, the exercise period of all vested options granted to Employee by the Company is extended to twelve (12) months from the date of termination of employment.

3. Benefits upon a Change of Control.

(a) Treatment of Stock Options. In the event of a Change of Control and the Employee: (i) is offered and accepts a position with the New Company, or (ii) is not offered a position with the New Company that is comparable to the Employee’s position with the Company, then immediately prior to the effective date of the Change of Control an additional two (2) years vesting of Employee’s stock options to purchase the Company’s Common Stock granted to Employee over the course of his employment with the Company and held by Employee on the effective date of a Change of Control shall immediately vest on such date as to that number of shares that would have vested in accordance with the terms of the Stock Incentive Plan, as amended. “New Company,” as used in this Section 3(a), shall mean: (a) in the case of a Change of Ownership (as defined in Section 4(a)(i) below), the Company; (b) in the case of a Merger (as defined in Section 4(a)(ii) below), the surviving entity; or (c) in the case of a Sale of Assets (as described in section 4(a)(ii) below), the purchaser of all or substantially all of the Company’s assets. For purposes of this Section 3(a), a position with the New Company shall be considered “comparable” to the Employee’s position with the Company if such position would not form the basis for Employee’s voluntary termination of employment that would constitute an Involuntary Termination; provided, however, that for purposes of this Section 3(a) only, Section 4(c)(ii)(A) shall be applied in a manner that presumes that there is a material reduction of job duties or responsibilities if Employee’s position with the New Company is as part of a subsidiary or division of the New Company and the scope of such duties or responsibilities is limited to such subsidiary or division and does not include the entire business operations of the New Company.

(b) Severance. In the event of a Change of Control and Employee’s employment is terminated for any reason, including voluntary resignation, and such termination results in a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) without regard to any permissible alternative definition thereunder (a “Termination”) within twenty-four (24) months following such Change of Control, Employee shall be entitled to: (1) a lump-sum cash severance payment equal to twelve (12) months of Employee’s then current annual base salary, less applicable withholding deductions, payable six (6) months after the date of the Termination; (2) a lump-sum cash payment equal to the Employee’s target incentive bonus of sixty percent (60%) (or such higher percentage then in effect under the management incentive program or other similar bonus program) of the Employee’s then current annual base salary, less applicable withholding deductions, payable six (6) months after the date of the Termination; (3) twelve (12) months Company-paid COBRA continuation coverage upon Employee’s election of COBRA Continuation Coverage; and (4) the extension of exercisability of all stock options to purchase the Company’s Common Stock for a period of three (3) years following termination of employment (but in any event not beyond each option’s expiration date).

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) Change of Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) Merger/Sale of Assets. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) Cause. “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(c) Involuntary Termination. “Involuntary Termination” shall mean: (i) any termination by the Company other than for Cause; or (ii) Employee’s voluntary termination following (A) a material reduction or change in job duties, responsibilities, and requirements inconsistent with the Employee’s position with the Company and the Employee’s prior duties, responsibilities, and requirements, or a material change in the level of management to which the Employee reports; (B) any material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for most officers of the successor corporation); or (C) Employee’s refusal to relocate to a facility or location more than 35 miles from the Company’s current location. Notwithstanding the foregoing, an Involuntary Termination pursuant to the foregoing clause (ii) shall only be considered to occur if (x) Employee provides written notice to the Company of the existence of the condition that forms the basis for such resignation within 90 days following its initial existence; (y) upon such notice, the Company does not cure such condition within 30 days thereafter; and (z) Employee’s resignation occurs not later than 180 days after the occurrence of the condition giving rise to the resignation right.

5. Conflicts. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not entered, and will not during the term of this Agreement enter, into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

6. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8. Parachute Payments.

(a) If any payment or benefit Employee would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1988, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in a manner necessary to provide Employee with the greatest economic benefit. If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof, except as set forth in the employment offer letter from the Company to the Employee dated July 14, 1998. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Alameda, California, in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator. The judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement. This means the Company pays its own legal fees in connection with this Agreement and the Employee is responsible for his own legal fees in connection with this Agreement. However, the arbitrator may award legal fees and expenses in connection with any arbitration as deemed appropriate.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that such assignee is the employer of the Employee. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee except that the term “Company” shall continue to mean Dynavax Technologies Corporation with regard to the definition of a Change of Control.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement on the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/S/ ARNOLD ORONSKY, PH.D.

Title: Chairman of the Board

Address:	2929 Seventh Street Suite #100 Berkeley, CA 94710

DINO DINA

Signature:	/S/ DINO DINA, M.D.

Address:	2929 Seventh Street Suite 100 Berkeley, CA 94710